MICHAEL KORS HOLDINGS LIMITED

Exhibit 99.1
Michael Kors Holdings Limited Announces Fourth Quarter and Annual Fiscal 2018 Results
Fourth Quarter Total Revenue Increased 10.8%; Michael Kors Comparable Sales Grew 2.3%
Earnings per Share were $0.29 Compared to Loss per Share of $0.17 Last Year
Exceeds Expectations for Revenue, Operating Margin and Earnings
London — May 30, 2018 — Michael Kors Holdings Limited (NYSE:KORS) (the “Company”), a global fashion luxury group, today announced its financial results for the fiscal 2018 fourth quarter and fiscal year ended March 31, 2018. For the fourth quarter, earnings per diluted share were $0.29, a $0.46 increase compared to last year. On an adjusted basis, earnings per diluted share were $0.63 compared to $0.73 in the prior year.
Fourth Quarter Fiscal 2018 Highlights

•	Delivered better than anticipated revenue, operating margin and earnings results

•	Began investments in the Jimmy Choo brand to lay the foundation for accelerated long term growth

•	Made significant progress on the Michael Kors Runway 2020 strategic plan

•	Comparable sales increased 2.3%, driven by strong response to innovative and elevated fashion luxury offering across accessories, footwear, ready-to-wear and men’s categories

•	Launched KORSVIP loyalty program, with enrollment well ahead of initial expectations

•	Transitioned additional store locations to new luxury concept and are pleased with the recent results at renovated stores, which are outperforming the balance of the chain
John D. Idol, the Company’s Chairman and Chief Executive Officer, said, “Fiscal 2018 was an exciting year for our Company as we established a foundation to support long term growth. We created a global fashion luxury group with the acquisition of Jimmy Choo and completed the first year of our Runway 2020 strategic plan for the Michael Kors brand, ending the year significantly ahead of our expectations.”
Mr. Idol continued, “Looking to fiscal 2019, we have a number of initiatives planned to drive growth in both of our luxury brands. For Michael Kors, we expect growth to be led by our retail business, as we remain focused on executing initiatives across fashion luxury product, brand engagement and customer experience. For Jimmy Choo, we will continue to make strategic investments to expand our retail fleet globally, capitalize on the significant opportunity to grow our accessories business and increase brand engagement through glamorous red-carpet marketing communications. Additionally, we will continue to explore acquisitions to complement our existing luxury portfolio. Overall, we are well-positioned to deliver long-term growth and enhance shareholder value by executing on the strategies in place for both Michael Kors and Jimmy Choo."
Financial Results
The Company’s results are reported in this press release on both a GAAP and an adjusted, non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release.
For the fourth quarter ended March 31, 2018:

•	Total revenue increased 10.8% to $1.18 billion, including a $107.9 million contribution from Jimmy Choo. On a constant currency basis, total revenue increased 7.2%.

•
MK Retail revenue increased 4.4% to $600.6 million. Since the fourth quarter of last year, the Company opened 50 stores, primarily in Asia, and closed 48 stores. Comparable sales increased 2.3%, driven by growth in the accessories, footwear, ready-to-wear and men's categories. On a constant currency basis, retail revenue increased 0.1%, and comparable sales decreased 1.7%.

MICHAEL KORS HOLDINGS LIMITED

•
MK Wholesale revenue decreased 3.2% to $441.3 million and on a constant currency basis decreased 6.1%, driven by the Company's strategic reduction in inventory levels in the channel to drive higher full price sell through and elevate brand positioning.

•	MK Licensing revenue decreased 11.1% to $29.7 million.

•
Gross profit increased 14.5% to $709.8 million and as a percentage of total revenue was 60.2%. Adjusted gross profit increased 14.9% to $712.3 million, and as a percentage of total revenue was 60.4%. This compares to 58.2% in the fourth quarter of fiscal 2017. This increase was the result of favorable channel mix due to a higher proportion of retail sales, expanded MK Retail and MK Wholesale gross margins, and the inclusion of Jimmy Choo, which contributed 80 basis points to the increase.

•
Income from operations was $87.1 million, or 7.4% as a percentage of total revenue. Loss from operations was $42.6 million, or (4.0)% as a percentage of total revenue, for the fourth quarter of fiscal 2017.

•
Adjusted income from operations increased 2.0% to $154.2 million, or 13.1% as a percentage of total revenue.  This compares to $151.2 million, or 14.2% as a percentage of total revenue, for the same period in fiscal 2017.  These results reflect higher income from operations for the Michael Kors brand, partially offset by accelerated investments related to Jimmy Choo in marketing, ecommerce and store openings during a seasonally low revenue period.

•
Net income attributable to MKHL was $44.1 million, or $0.29 per diluted share, based on 154.3 million weighted average diluted shares outstanding. Net loss attributable to MKHL for the fourth quarter of fiscal 2017 was $26.8 million, or $0.17 per diluted share, based on 161.8 million weighted average diluted shares outstanding.

•	Adjusted net income attributable to MKHL was $96.5 million, or $0.63 per diluted share. This compares to $118.0 million, or $0.73 per diluted share, for the fourth quarter of fiscal 2017.

•
At March 31, 2018, Michael Kors operated 829 retail stores, including concessions, and an additional 151 retail stores, including concessions, were operated through licensing partners. Including licensed locations, there were 980 Michael Kors stores worldwide at the end of the fourth quarter of fiscal 2018.

•
At March 31, 2018, Jimmy Choo operated 182 retail stores, including concessions, and an additional 61 retail stores, including concessions, were operated through licensing partners. Including licensed locations, there were 243 Jimmy Choo stores worldwide at the end of the fourth quarter of fiscal 2018.

For the fiscal year ended March 31, 2018:

•	Total revenue increased 5.0% to $4.72 billion from $4.49 billion, including a $222.6 million contribution from Jimmy Choo. On a constant currency basis, total revenue increased 3.6%.

•	MK Retail revenue increased 5.4% to $2.71 billion. Comparable sales decreased 2.2%. On a constant currency basis, retail revenue increased 3.9%, and comparable sales decreased 3.7%

•
MK Wholesale revenue decreased 7.7% to $1.64 billion and on a constant currency basis decreased 9.1%, driven by the Company's strategic reduction in inventory levels to drive higher full price sell through and elevate brand positioning.

•	MK Licensing revenue decreased 0.6% to $144.9 million.

•
Gross profit increased 7.4% to $2.86 billion, and as a percentage of total revenue was 60.6%, or 60.7% on an adjusted basis. This compares to 59.2% in the same period of fiscal 2017. This increase was primarily attributable to improved MK Retail gross margin and a 20 basis points contribution from the inclusion of Jimmy Choo, partially offset by the expected decline in the MK Wholesale gross margin.

•
Income from operations was $749.1 million and as a percentage of total revenue was 15.9%. Income from operations was $689.9 million, or 15.4% as a percentage of total revenue, for the full fiscal year 2017.

•
Adjusted income from operations was $888.0 million, or 18.8% as a percentage of total revenue. This compares to $900.4 million, or 20.0% as a percentage of total revenue, for the same period in fiscal 2017.

MICHAEL KORS HOLDINGS LIMITED

•
Net income attributable to MKHL was $591.9 million, or $3.82 per diluted share, based on 155.1 million weighted average diluted shares outstanding. Net income attributable to MKHL for the full year fiscal 2017 was $552.5 million, or $3.29 per diluted share, based on 168.1 million weighted average diluted shares outstanding.

•	Adjusted net income attributable to MKHL was $701.0 million, or $4.52 per diluted share. This compares to $712.1 million, or $4.24 per diluted share, for the same period of fiscal 2017.
Balance Sheet
As of March 31, 2018, debt on the balance sheet totaled $874.4 million after repaying $320.2 million of debt in the fourth quarter. Currently, the Company has approximately $804.7 available for future borrowings under its revolving credit facilities. Inventory at March 31, 2018, was $660.7 million, including $128.3 million for Jimmy Choo and $532.4 for Michael Kors. Inventory at the end of the fourth quarter of fiscal 2017 was $549.3 million. Inventory for Michael Kors was down 3.1% as compared to the prior year.
Share Repurchase Program
During the fourth quarter, the Company repurchased 3,157,459 of the Company's ordinary shares for approximately $200.0 million in open market transactions. As of March 31, 2018 the remaining availability under the Company’s share repurchase program was $642.2 million. Share repurchases may be made in open market or privately negotiated transactions, subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy, and other relevant factors. The program may be suspended or discontinued at any time.
Outlook
For the first quarter of fiscal 2019, the Company expects total revenue to be approximately $1.135 billion, including between $140 million and $145 million of incremental Jimmy Choo revenue. Comparable sales for Michael Kors are expected to be approximately flat. The Company expects operating margin to be approximately 15.2%. Diluted earnings per share are expected to be in the range of $0.90 to $0.95, including anticipated benefit from Jimmy Choo of approximately $0.01 to $0.03. This assumes approximately 153 million weighted average diluted shares outstanding and a tax rate of approximately 14.0%.
For fiscal 2019, the Company expects total revenue to be approximately $5.10 billion, including between $570 million and $580 million of incremental Jimmy Choo revenue. Comparable sales for Michael Kors are expected to be approximately flat. The Company expects operating margin to be approximately 17.7%. Diluted earnings per share are expected to be in the range of $4.65 to $4.75, including dilution from Jimmy Choo of approximately $0.05 to $0.10. This assumes approximately 154 million weighted average diluted shares outstanding and a tax rate of approximately 16.5%.
Conference Call Information
A conference call to discuss fourth quarter results is scheduled for today, May 30, 2018, from 8:30 a.m. to 9:30 a.m. ET. A live webcast of the conference call will be available on the Company’s investor relations website, www.investors.michaelkors.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available until June 6, 2018. To access the telephone replay, listeners should dial (844) 512-2921 or (412) 317-6671 for international callers. The access code for the replay is 2731688. A replay of the web cast will also be available within two hours of the conclusion of the call and will remain on the website for 90 days.

MICHAEL KORS HOLDINGS LIMITED

Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global Company, foreign currency exchange rates may have a significant effect on our reported results. We calculate constant currency measures and the related foreign currency impacts by translating the current-year’s reported amounts into comparable amounts using prior year’s foreign exchange rates for each currency. All constant currency performance measures discussed below should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).
Additionally, this earnings release includes certain non-GAAP financial measures relating to certain one-time costs associated with the Jimmy Choo acquisition, the acquisition of the Greater China licensee and restructuring and non-cash impairment charges primarily associated with underperforming retail stores. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding non-recurring items helps its management and investors compare operating performance based on its ongoing operations. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.

About Michael Kors Holdings Limited
Michael Kors Holdings Limited is a global fashion luxury group, consisting of iconic brands that are industry leaders in design, style and craftsmanship. Its brands cover the full spectrum of fashion luxury categories including women’s and men’s accessories, footwear and apparel as well as wearable technology, watches, jewelry, eyewear and a full line of fragrance products. The company’s goal is to continue to extend the global reach of its brands while ensuring that they maintain their independence and exclusive DNA. Michael Kors Holdings Limited is publicly listed on the New York Stock Exchange under the ticker KORS.
 Forward Looking Statements
This press release contains forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this press release are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended April 1, 2017 (File No. 001-35368), Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2017 (File No. 001-35368) and other reports filed with the U.S. Securities and Exchange Commission.

MICHAEL KORS HOLDINGS LIMITED

CONTACTS:
Michael Kors Holdings Limited
Christina Coronios
(201) 691-6133
InvestorRelations@MichaelKors.com
ICR, Inc.
Jean Fontana
(203) 682-8200
jean.fontana@icrinc.com
Media:
ICR, Inc.
Alecia Pulman
(646) 277-1231
KorsPR@icrinc.com

MICHAEL KORS HOLDINGS LIMITED

SCHEDULE 1
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Total revenue	$1,179.5	$1,064.8	$4,718.6	$4,493.7
Cost of goods sold	469.7	445.1	1,859.3	1,832.3
Gross profit	709.8	619.7	2,859.3	2,661.4
Total operating expenses	622.7	662.3	2,110.2	1,971.5
Income (loss) from operations	87.1	(42.6)	749.1	689.9
Other income, net	(0.7)	(0.7)	(1.7)	(5.4)
Interest expense (income), net	12.1	(1.0)	22.3	4.1
Foreign currency loss (gain)	1.4	0.4	(13.3)	2.6
Income (loss) before provision for income taxes	74.3	(41.3)	741.8	688.6
Provision (benefit) for income taxes	29.8	(14.5)	149.7	137.1
Net income (loss)	$44.5	$(26.8)	$592.1	$551.5
Less: Net income (loss) attributable to noncontrolling interests	0.4	—	0.2	(1.0)
Net income (loss) attributable to MKHL	$44.1	$(26.8)	$591.9	$552.5

Weighted average ordinary shares outstanding:
Basic	150,818,144	159,944,132	152,283,586	165,986,733
Diluted	154,252,751	161,827,486	155,102,885	168,123,813

Net income (loss) per ordinary share:
Basic	$0.29	$(0.17)	$3.89	$3.33
Diluted	$0.29	$(0.17)	$3.82	$3.29

MICHAEL KORS HOLDINGS LIMITED

SCHEDULE 2
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31, 2018	April 1, 2017
Assets
Current assets
Cash and cash equivalents	$163.1	$227.7
Receivables, net	290.5	265.8
Inventories	660.7	549.3
Prepaid expenses and other current assets	147.8	121.9
Total current assets	1,262.1	1,164.7
Property and equipment, net	583.2	591.5
Intangible assets, net	1,235.7	418.1
Goodwill	847.7	119.7
Deferred tax assets	56.2	73.3
Other assets	74.1	42.3
Total assets	$4,059.0	$2,409.6
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$294.1	$176.3
Accrued payroll and payroll related expenses	93.0	61.1
Accrued income taxes	77.6	60.3
Short-term debt	200.0	133.1
Accrued expenses and other current liabilities	295.6	135.0
Total current liabilities	960.3	565.8
Deferred rent	128.4	137.8
Deferred tax liabilities	186.3	80.0
Long-term debt	674.4	—
Other long-term liabilities	88.1	31.0
Total liabilities	2,037.5	814.6
Commitments and contingencies
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 210,991,091 shares issued and 149,698,407 outstanding at March 31, 2018; 209,332,493 shares issued and 155,833,304 outstanding at April 1, 2017	—	—
Treasury shares, at cost (61,292,684 shares at March 31, 2018 and 53,499,189 shares at April 1, 2017)	(3,015.9)	(2,654.9)
Additional paid-in capital	831.1	767.8
Accumulated other comprehensive income (loss)	50.5	(80.6)
Retained earnings	4,152.0	3,560.3
Total shareholders’ equity of MKHL	2,017.7	1,592.6
Noncontrolling interest	3.8	2.4
Total shareholders’ equity	2,021.5	1,595.0
Total liabilities and shareholders’ equity	$4,059.0	$2,409.6

MICHAEL KORS HOLDINGS LIMITED

SCHEDULE 3
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

		Three Months Ended		Fiscal Years Ended
		March 31, 2018	April 1, 2017	March 31, 2018	April 1, 2017
Revenue by Segment and Region:
MK Retail	The Americas	$342.8	$351.7	$1,678.4	$1,713.7
	Europe	120.1	106.5	564.4	507.7
	Asia	137.7	117.1	469.0	350.7
MK Retail Revenue		600.6	575.3	2,711.8	2,572.1

MK Wholesale	The Americas	328.2	353.3	1,234.0	1,340.9
	EMEA	93.2	91.3	343.9	376.5
	Asia	19.9	11.5	61.4	58.4
MK Wholesale Revenue		441.3	456.1	1,639.3	1,775.8

MK Licensing	The Americas	13.4	16.0	83.5	86.1
	EMEA	16.3	17.4	61.4	59.7
MK Licensing Revenue		29.7	33.4	144.9	145.8

Michael Kors Revenue		1,071.6	1,064.8	4,496.0	4,493.7

Jimmy Choo	The Americas	16.3	—	37.3	—
	EMEA	58.0	—	123.0	—
	Asia	33.6	—	62.3	—
Jimmy Choo Revenue		107.9	—	222.6	—

Total Revenue		$1,179.5	$1,064.8	$4,718.6	$4,493.7

Income from Operations:
MK Retail		$(7.8)	$(154.6)	$333.8	$159.8
MK Wholesale		110.2	100.9	373.8	468.1
MK Licensing		7.1	11.1	58.2	62.0
Michael Kors		109.5	$(42.6)	765.8	689.9
Jimmy Choo		(22.4)	—	(16.7)	—
Total Income (loss) from operations		$87.1	$(42.6)	$749.1	$689.9

Operating Margin:
MK Retail		(1.3)%	(26.9)%	12.3%	6.2%
MK Wholesale		25.0%	22.1%	22.8%	26.4%
MK Licensing		23.9%	33.2%	40.2%	42.5%
Michael Kors		10.2%	(4.0)%	17.0%	15.4%
Jimmy Choo		(20.8)%	—%	(7.5)%	—%
Total Operating Margin		7.4%	(4.0)%	15.9%	15.4%

MICHAEL KORS HOLDINGS LIMITED

SCHEDULE 4
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
SUPPLEMENTAL RETAIL STORE INFORMATION
(Unaudited)

	March 31, 2018		April 1, 2017
Retail Store Information:	Store Count	Square Footage	Store Count	Square Footage
The Americas	379	1,250,061	398	1,280,168
Europe	198	534,752	201	541,627
Asia	252	523,590	228	436,164
Michael Kors	829	2,308,403	827	2,257,959

Jimmy Choo	182	233,492	—	—

Total MKHL	1,011	2,541,895	827	2,257,959

MICHAEL KORS HOLDINGS LIMITED

SCHEDULE 5
MICHAEL KORS HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
(In millions)
(Unaudited)

	Three Months Ended		% Change
	March 31, 2018	April 1, 2017	As Reported	Constant Currency
Total revenue:
MK Retail	$600.6	$575.3	4.4%	0.1%
MK Wholesale	441.3	456.1	(3.2)%	(6.1)%
MK Licensing	29.7	33.4	(11.1)%	(11.2)%
Michael Kors	1,071.6	1,064.8	0.6%	(2.9)%
Jimmy Choo	107.9	—	NM	NM
Total revenue	$1,179.5	$1,064.8	10.8%	7.2%

	Fiscal Years Ended		% Change
	March 31, 2018	April 1, 2017	As Reported	Constant Currency
Total revenue:
MK Retail	$2,711.8	$2,572.1	5.4%	3.9%
MK Wholesale	1,639.3	1,775.8	(7.7)%	(9.1)%
MK Licensing	144.9	145.8	(0.6)%	(0.6)%
Michael Kors	4,496.0	4,493.7	0.1%	(1.4)%
Jimmy Choo	222.6	—	NM	NM
Total revenue	$4,718.6	$4,493.7	5.0%	3.6%

MICHAEL KORS HOLDINGS LIMITED

SCHEDULE 6
NON-GAAP RECONCILIATIONS OF REPORTED TO ADJUSTED MEASURES,
EXCLUDING LONG-LIVED ASSET IMPAIRMENTS,
RESTRUCTURING AND OTHER CHARGES,
INVENTORY STEP-UP AND DERIVATIVE CONTRACT
RELATED TO ACQUISITION OF JIMMY CHOO
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended March 31, 2018
	As Reported	Impairment Charges	Restructuring and Other Charges(1)	Inventory Step-up Adjustment	As Adjusted
Total revenue	$1,179.5	$—	$—	$—	$1,179.5
Gross profit	$709.8	$—	$—	$2.5	$712.3
Gross profit margin	60.2%	—%	—%	0.2%	60.4%
Operating expenses	$622.7	$(13.8)	$(50.8)	$—	$558.1
Operating expense as percentage of revenue	52.8%	(1.2)%	(4.3)%	—%	47.3%
Total income from operations	$87.1	$13.8	$50.8	$2.5	$154.2
Total operating margin	7.4%	1.2%	4.3%	0.2%	13.1%

MK Retail revenue	$600.6	$—	$—	$—	$600.6
MK Retail operating (loss) income	$(7.8)	$12.4	$45.4	$—	$50.0
MK Retail operating margin	(1.3)%	2.1%	7.5%	—%	8.3%

MK Wholesale revenue	$441.3	$—	$—	$—	$441.3
MK Wholesale operating income	$110.2	$1.4	$0.9	$—	$112.5
MK Wholesale operating margin	25.0%	0.3%	0.2%	—%	25.5%

MK Licensing revenue	$29.7	$—	$—	$—	$29.7
MK Licensing operating income	$7.1	$—	$0.2	$—	$7.3
MK Licensing operating margin	23.9%	—%	0.7%	—%	24.6%

Michael Kors revenue	$1,071.6	$—	$—	$—	$1,071.6
Michael Kors operating expense	$529.0	$(13.8)	$(46.5)	$—	$468.7
Michael Kors operating expense as percentage of revenue	49.4%	(1.3)%	(4.4)%	—%	43.7%
Michael Kors operating income	$109.5	$13.8	$46.5	$—	$169.8
Michael Kors operating margin	10.2%	1.3%	4.3%	—%	15.8%

Jimmy Choo revenue	$107.9	$—	$—	$—	$107.9
Jimmy Choo operating expenses	$93.7	$—	$(4.3)	$—	$89.4
Jimmy Choo operating income	$(22.4)	$—	$4.3	$2.5	$(15.6)
Jimmy Choo operating margin	(20.8)%	—%	4.0%	2.3%	(14.5)%

Net income attributable to MKHL	$44.1	$10.7	$39.7	$2.0	$96.5
Weighted average diluted ordinary shares outstanding	154,252,751	—	—	—	154,252,751
Diluted net income per ordinary share attributable to MKHL	$0.29	$0.07	$0.26	$0.01	$0.63
______________________

(1)
Includes store closure costs recorded in connection with the Michael Kors retail fleet optimization plan, as well as transaction and transition costs recorded in connection with the acquisition of Jimmy Choo Group Limited (formerly known as Jimmy Choo PLC).

MICHAEL KORS HOLDINGS LIMITED

	Fiscal Year Ended March 31, 2018
	As Reported	Impairment Charges	Restructuring and Other Charges(1)	Inventory Step-up Adjustment	Acquisition Price Derivative Contract	As Adjusted
Total revenue	$4,718.6	$—	$—	$—	$—	$4,718.6
Gross profit	$2,859.3	$—	$—	$4.1	$—	$2,863.4
Gross profit margin	60.6%	—%	—%	0.1%	—%	60.7%
Operating expenses	$2,110.2	$(32.7)	$(102.1)	$—	$—	$1,975.4
Operating expense as percentage of revenue	44.7%	(0.7)%	(2.1)%	—%	—%	41.9%
Total income from operations	$749.1	$32.7	$102.1	$4.1	$—	$888.0
Total operating margin	15.9%	0.7%	2.1%	0.1%	—%	18.8%

MK Retail revenue	$2,711.8	$—	$—	$—	$—	$2,711.8
MK Retail operating income	$333.8	$31.3	$70.8	$—	$—	$435.9
MK Retail operating margin	12.3%	1.2%	2.6%	—%	—%	16.1%

MK Wholesale revenue	$1,639.3	$—	$—	$—	$—	$1,639.3
MK Wholesale operating income	$373.8	$1.4	$15.8	$—	$—	$391.0
MK Wholesale operating margin	22.8%	0.1%	1.0%	—%	—%	23.9%

Jimmy Choo revenue	$222.6	$—	$—	$—	$—	$222.6
Jimmy Choo operating income	$(16.7)	$—	$12.7	$4.1	$—	$0.1
Jimmy Choo operating margin	(7.5)%	—%	5.7%	1.8%	—%	—%

Foreign currency gain	$(13.3)	$—	$—	$—	$4.7	$(8.6)
Net income attributable to MKHL	$591.9	$26.2	$83.4	$3.3	$(3.8)	$701.0
Weighted average diluted ordinary shares outstanding	155,102,885	—	—	—	—	155,102,885
Diluted net income per ordinary share attributable to MKHL	$3.82	$0.17	$0.54	$0.02	$(0.03)	$4.52

MICHAEL KORS HOLDINGS LIMITED

SCHEDULE 7
NON-GAAP RECONCILIATION OF REPORTED NET INCOME
TO ADJUSTED NET INCOME AND NET INCOME PER SHARE, EXCLUDING
LONG-LIVED ASSET IMPAIRMENTS AND TRANSACTION COSTS
RELATED TO ACQUISITION OF THE GREATER CHINA BUSINESS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended April 1, 2017
	As Reported	Impairment Charges	As Adjusted
Total revenue	$1,064.8	$—	$1,064.8
Operating expenses	$662.3	$(193.8)	$468.5
Operating expenses as percentage of revenue	62.2%	(18.2)%	44.0%
Total (loss) income from operations	$(42.6)	$193.8	$151.2
Total operating margin	(4.0)%	18.2%	14.2%

MK Retail revenue	$575.3	$—	$575.3
MK Retail operating income	$(154.6)	$193.8	$39.2
MK Retail operating margin	(26.9)%	33.7%	6.8%

Net (loss) income attributable to MKHL	$(26.8)	$144.8	$118.0
Weighted average diluted ordinary shares outstanding	161,827,486	—	161,827,486
Diluted net (loss) income per ordinary share attributable to MKHL	(0.17)	0.90	0.73

	Fiscal Year Ended April 1, 2017
	As Reported	Impairment Charges	Transaction Costs Related to Greater China Acquisition	As Adjusted
Total revenue	$4,493.7	$—	$—	$4,493.7
Operating expenses	$1,971.5	$(199.2)	$(11.3)	$1,761.0
Operating expenses as percentage of revenue	43.9%	(4.4)%	(0.3)%	39.2%
Total income from operations	$689.9	$199.2	$11.3	$900.4
Total operating margin	15.4%	4.4%	0.2%	20.0%

MK Retail revenue	$2,572.1	$—	$—	$2,572.1
MK Retail operating income	$159.8	$198.7	$11.3	$369.8
MK Retail operating margin	6.2%	7.7%	0.5%	14.4%

MK Wholesale revenue	$1,775.8	$—	$—	$1,775.8
MK Wholesale operating income	$468.1	$0.5	$—	$468.6
MK Wholesale operating margin	26.4%	—%	—%	26.4%

Net income attributable to MKHL	$552.5	$148.3	$11.3	$712.1
Weighted average diluted ordinary shares outstanding	168,123,813	—	—	168,123,813
Diluted net income per ordinary share attributable to MKHL	$3.29	$0.88	$0.07	$4.24